Exhibit 99.k.6

Amended and Restated

Schedule A

To the Investor Relations Services Agreement

as approved on June 19, 2020

Participating Funds

Effective Date
Aberdeen Asia-Pacific Income Fund, Inc. (FAX)	February 1, 2010
Aberdeen Australian Equity Fund, Inc. (IAF)	February 1, 2010
Aberdeen Global Income Fund, Inc. (FCO)	February 1, 2010
Aberdeen Emerging Markets Equity Income Fund, Inc. (AEF)	February 1, 2010
The India Fund, Inc. (IFN)	February 14, 2012
Aberdeen Japan Equity Fund, Inc. (JEQ)	March 4, 2014
Aberdeen Income Credit Strategies Fund (ACP)	June 12, 2018
Aberdeen Global Premier Properties Fund (AWP)	September 5, 2018
Aberdeen Global Dynamic Dividend Fund (AGD)	September 5, 2018
Aberdeen Total Dynamic Dividend Fund (AOD)	September 5, 2018
Aberdeen Standard Global Infrastructure Income Fund (ASGI)	June 19, 2020

ON BEHALF OF THE FUNDS INCLUDED IN SCHEDULE A

By:
	Name:	Lucia Sitar
	Title:	Vice President

ABERDEEN STANDARD INVESTMENTS INC. (FORMERLY, ABERDEEN ASSET MANAGEMENT INC.)

By:
	Name:	Lucia Sitar
	Title:	Vice President and Managing US Counsel